[Logo Omitted]

                                                                    EXHIBIT 99.1
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                 WORLD WRESTLING FEDERATION ENTERTAINMENT, INC.
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                      ACQUIRES WCW FROM TURNER BROADCASTING
       CROSS-BRAND STORYLINES TO CREATE INTRIGUING POSSIBILITIES FOR FANS
                EXPECTED TO INCREASE TELEVISION RATINGS, PPV BUYS

STAMFORD, CONN., MARCH 23, 2001 - World Wrestling Federation Entertainment, Inc. (NYSE: WWF) today announced its purchase of the World Championship Wrestling
(WCW) brand from Turner Broadcasting System, Inc. (TBS Inc.), a division of AOL Time Warner.

The purchase of WCW creates a tag team partnership with the World Wrestling Federation brand that is expected to propel the sports entertainment genre to new heights.

In keeping with the company's strategic alliance with Viacom, new WCW programming is anticipated to air on TNN in the near future. The possibility of cross-brand storylines and intrigue, however, may start as early as Monday night during WWF Raw Is War on TNN and the final performance of WCW Monday Nitro Live on Turner Network Television (TNT).

The binding agreement provides World Wrestling Federation Entertainment with the global rights to the WCW brand, tape library, and other intellectual property rights.

"This acquisition is the perfect creative and business catalyst for our company," said Linda McMahon, Chief Executive Officer of World Wrestling Federation Entertainment. "This is a dream combination for fans of sports entertainment. The incendiary mix of World Wrestling Federation and WCW personalities potentially creates intriguing storylines that will attract a larger fan base to the benefit of our advertisers and business partners, and propel sports entertainment to new heights."

"The acquisition of the WCW brand is a strategic move for us," said Stuart Snyder, President and Chief Operating Officer for World Wrestling Federation Entertainment. "We are assuming a brand with global distribution and recognition. We are adding thousands of hours to our tape library that can be repurposed for home videos, television, Internet streaming, and broadband applications. The WCW opens new opportunities for growth in our Pay Per View, live events, and consumer products divisions, as well as the opportunity to develop new television programming using new stars. We also will create additional advertising and sponsorship opportunities. In short, it is a perfect fit."



                               Page 5 of 7 pages.
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World  Wrestling  Federation  Entertainment,  Inc.  is an  integrated  media and entertainment company headquartered in Stamford, Connecticut, with sales offices in New York City, Chicago and Toronto. The company is an equal partner with NBC in the XFL, a new professional football league. The company can be found online at wwf.com and wwfecorpbiz.com

                                       ###


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Forward-Looking   Statements  :  This  news  release  contains   forward-looking
statements which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast
television,  cable  television,   pay-per-view,  Internet,  food  and  beverage,
entertainment, professional sports, and licensed merchandise; acceptance of the Company's brands, media and merchandise within those markets; and other risks and factors identified in documents filed with the Securities and Exchange
Commission.   Actual  results  could  differ  materially  from  those  currently anticipated.
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MEDIA CONTACTS:
--------------
Gary Davis        203-353-5066
Jayson Bernstein  203-353-5015


INVESTOR RELATIONS CONTACT :
--------------------------
Tom Gibbons       203-328-2576




                               Page 6 of 7 pages.